CUSTOMER  SERVICE  AGREEMENT

1. Before setting up an account with OASIS WIRELESS INC. OASIS SANS FIL INC. please read the terms and conditions of this Customer Service Agreement before setting up an account with OASIS WIRELESS INC. OASIS SANS FIL INC. ("OASIS"). The terms and conditions of this Agreement will govern the relationship between you (the "Customer") and OASIS.

OASIS provides its wireless Internet access services (the "Services") as they may exist from time to time, to Customers who establish accounts with OASIS. By establishing an account with OASIS or using any software ("Software") provided, developed, licensed or owned by OASIS, a Customer agrees to be bound by this Agreement and to use the Services in compliance with this Agreement and other OASIS policies posted from time to time on OASIS's website (the "OASIS Website) at www.oasiswireless.net.

OASIS may change or modify or add to the terms and conditions of this Agreement, the Services it provides and the fees it charges at any time. Such changes, modification or additions will be effective immediately upon posting on the OASIS Website. Customers should review the OASIS Website periodically to be aware of any changes to this Agreement.

2.  CUSTOMERS

Users of OASIS's Services must be at least eighteen years old or have the consent of their parents or legal guardians. Therefore, if the Customer is an individual, he or she certifies that he or she is at least eighteen years old. Each Customer assumes all responsibility for the use of the Services and his, her or its account by underage users.

This  Agreement  is  not  assignable  by  the  Customer.

3.  CONTACTING  OASIS

A Customer may contact OASIS's Customer Service Department as follows: by telephone at (604) 734-0984 by email at helpdesk@oasiswireless.net by registered or certified mail at #101-1001 West Broadway, Dept. 129, Vancouver, BC V6H 4E4

4.  FEES

OASIS's current fee schedule for Services is posted on the OASIS Website. OASIS may change or modify or add to the fees it charges at any time. Such changes, modification or additions will be effective immediately upon posting on the OASIS Website. Customers should review the OASIS Website periodically to be aware of any changes to OASIS's fee schedule.

5.  PAYMENT  OBLIGATIONS

A Customer must provide OASIS with accurate and complete billing information including legal name, address, telephone number and credit card/billing information and must advise OASIS of any changes to this information within 30 days of the change.

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A  Customer  is  responsible  for  all  charges  to  his,  her  or  its account.
Customers  having  questions  regarding  charges  to  an  account should contact
OASIS's Customer Service Department. All charges are considered valid unless disputed in writing within 60 days of the billing date. Adjustment will not be made for charges that are more than 60 days old.

Charges are billed to a Customer's credit card each month. OASIS is not responsible for any charges or expenses (e.g., for overdrawn accounts, exceeding credit card limits, etc.) resulting from charges billed by OASIS.

OASIS may, in its sole discretion, suspend or cancel a delinquent account. Suspension or cancellation of a delinquent account by OASIS will not relieve the Customer of responsibility for all charges accrued to the date of suspension or cancellation or for all late charges, collections fees or similar amounts incurred in connection with the account.

6.  SETTING  UP  AN  ACCOUNT

When a Customer sets up his, her or its account, he, she or it must provide a valid email address and choose a password. Only the Customer and those authorized by the Customer when setting up his, her or its account are authorized to use the account. A Customer should keep his, her or its password confidential. OASIS is not responsible for charges incurred by the unauthorized use of the Customer's account. If a Customer discovers any unauthorized use of his, her or its account, he, she or it should contact OASIS immediately at OASIS's Customer Service Department.

7.  TERMINATING  AN  ACCOUNT

A Customer may terminate his, her or its account at any time upon notice to OASIS's Customer Service Department. If notice of termination is received from the Customer at least 5 business days prior to the end of a billing period, termination of the account will be effective at the end of such billing period. If a notice of termination is received less than 5 business days prior to the end of a billing period, termination will be effective at the end of the following billing period and charges to the account will continue to accrue until the end of the following billing period.

OASIS may terminate a Customer's account at any time and for any reason including, without limitation, if the Customer is in breach of this Agreement. Upon termination of a Customer's account, the Customer will remain liable for payment of all charges incurred to the date of termination, the Customer will remain liable under the Indemnity set forth in Section 9 and the Disclaimer and Limitations of Liability provisions of Section 10 will continue for the benefit of OASIS.

8.  MONITORING  USE

OASIS has no obligation to monitor the use of the Services, but OASIS may do so and it may disclose information regarding the use of the Services if, for any reason it believes, in its sole discretion, that it is reasonable for it do so including, without limitation, in order for it to satisfy any legal requirements or requests, to operate the Services properly or to protect itself and its Customers.

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9.  INDEMNITY

The Customer agrees to defend, release, indemnify and hold OASIS harmless from all liabilities, claims and expenses of any nature or kind including without limitation reasonable legal fees, arising from the use of the Customer's account or the use of the Services by the Customer or arising from any breach of this Agreement by the Customer.

10.  DISCLAIMERS  AND  LIMITATIONS  OF  LIABILITY  BY  OASIS

THE CUSTOMER ACKNOWLEDGES AND AGREES THAT THE SERVICES ARE NOT GUARANTEED AND ARE PROVIDED ON AN "AS IS" BASIS AND THAT USE OF THE SERVICES BY THE CUSTOMER IS AT THE CUSTOMER'S OWN RISK. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING THE CUSTOMER FURTHER ACKNOWLEDGES AND AGREES THAT:

OASIS does not represent or warrant that any Service will be uninterrupted, error-free or free from viruses or other harmful components.

All conditions, representations and warranties, whether express or implied, including but not limited to any implied warranty of merchantability, fitness for a particular purpose or title or non-infringement are disclaimed and expressly excluded from this Agreement, except to the extent such disclaimer is prohibited by law.

OASIS is not responsible for the content of the information and material available through the Internet. OASIS makes no representations or warranties and gives no guarantees as to the quality, suitability, truth, accuracy or completeness of any information or materials contained on the Internet. Any questions regarding any such information or materials should be directed to the providers of such information or materials.

OASIS will not be liable for any claims arising either directly or indirectly from the accessing, downloading, installation, use, reproduction of and or receipt or distribution of any information or material through any Services. OASIS will not be liable for any direct, indirect, punitive, special, incidental or consequential damage (including loss of business, revenue, profits, use, data or other economic advantage) however such damage may arise, whether in tort as a result of breach of contract, even if OASIS has been previously advised of the possibility of such damage.

The Customer acknowledges the inherent risks to security, confidentiality and privacy of wireless communication and agrees that he, she or it is solely responsible for ensuring the security of his, her or its data and/or equipment used in connection with the Services and that he, she or it will not may any claim against OASIS for re-run time, lost data, inaccurate output, work delays or lost profits resulting from the use of the Services.

11.  ACCEPTABLE  USE

OASIS's dedication to customer service means that OASIS strives to maintain Services that provide Customers with an enjoyable Internet experience free from interference by those who use the Services in an improper or unlawful manner. Accordingly, OASIS's Acceptable Use Policy as described in this Section is incorporated in and forms part of this Agreement and all users of OASIS's Services must comply with it.

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A  Customer's  use  of the Services is governed by applicable local, provincial, national and international laws and regulations, including without limitation laws relating to copyright, trademark, obscenity, defamation, the right of privacy, false advertising and fraud. In addition to complying with such laws and regulations, each Customer is expected to use his, her or its best judgment and to be respectful of others. A Customer must use his, her or its best efforts to avoid interfering with the use of the Services by others and to ensure that he, she or it follows rules of proper conduct.

Although OASIS does not exercise editorial control or review over the content of any web site, electronic mail transmission, newsgroup or other material created or accessible by using the Services, it may remove, block, filter or restrict by any other means any materials that in OASIS's sole discretion, may be illegal, may subject OASIS to liability, or which violate this Acceptable Use Policy. OASIS may cooperate with legal authorities and/or third parties in the investigation of any suspected or alleged crime or civil wrong.
The following is a list of activities that are violations of this Acceptable Use Policy. This list is intended to be illustrative, only. It is not exhaustive. There may be other activities that violate this Acceptable Use Policy. OASIS is the sole and final arbiter of what is an acceptable use of the Services. Without limitation, a Customer will be in breach of this Acceptable Use Policy and this Agreement if he, she or it:

uses the Services to transmit any material (by uploading, posting, email or otherwise) that intentionally or unintentionally violates any applicable local, provincial, national or international law or any rules or regulations made thereunder including without limitation material that is threatening, abusive, tortuous, harassing, defamatory, libellous, obscene, invasive of another's privacy or hateful;

uses  the  Services  to  harm  or  attempt  to  harm  children  in  any  way;
uses the Services to make fraudulent offers to sell or buy products, items or services or to advance any type of scam, financial or otherwise, such as "pyramid schemes", "Ponzi schemes", unregistered sales of securities, securities frauds and chain letters;

adds, removes or modifies identifying network, message or article header information or other identifiers in an effort to deceive or mislead others; attempts to impersonate any person by using forged headers or other identifying information provided, however, that the use of anonymous remailers or nicknames are not in themselves impersonation;

uses the Services to transmit material by (uploading, posting, email or otherwise) that the user does not have a right to make available to others whether under any law or any contractual or fiduciary relationships; uses the Services to transmit any unsolicited commercial email or unsolicited bulk email or uses deliberately misleading headers in emails sent to multiple parties;

uses the Services to transmit any material by (uploading, posting, email or otherwise) that contains software viruses or any other computer code, files or programs designed to interrupt, destroy or limit the functionality of any computer software or hardware or telecommunications equipment;

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uses  the  Services to access or attempt to access the accounts of others, or to penetrate or attempt to penetrate security measures of OASIS's or any other's computer software or hardware, electronic communications system or telecommunications system, whether or not resulting in disruption of service or the corruption or loss of data;

disobeys any requirements, procedures, policies or regulations of any networks connect to the Services;

uses the Services to transmit any material by uploading, posting, email or otherwise that infringes any copyright, trademark, patent, trade secret or other proprietary rights of any other person;

uses the Services to collect or attempt to collect personal information about another person without that person's knowledge or consent;

resells the Services without authorization to do so by OASIS; or uses the Services for high volume date transfers including in particular but without limitation sustained high volume data transfers or uses the Services to host a server including without limitation to host a web server or an IRC server.

12.  IN  THE  EVENT  OASIS'S  ACCEPTABLE  USE  POLICY  IS  VIOLATED

OASIS requests that anyone who believes that OASIS's Acceptable Use Policy is being violated contact OASIS at OASIS's Customer Service Department and provide as much of the following information as possible:

the  IP  address  used  to  commit  the  alleged  violation

the date and time of the alleged violation, including the time zone evidence of the alleged violation

When reporting a matter regarding unsolicited email please provide a copy of the unsolicited email messages with full headers, if possible.

Upon receiving notice of an alleged violation OASIS may take such action as OASIS in its sole discretion may determine including without limitation:

issuing  warnings,  written  or  verbal

suspending  or terminating the account of a Customer who violates the Acceptable

Use  Policy

charge a Customer who violates the Acceptable Use Policy with administrative costs and/or reactivation charges bring  legal  action  to  enjoin  violations  and/or  to  collect  damages

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